Exhibit 10.14

PRUDENTIAL SAVINGS BANK
EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) dated May 20, 2013 between Prudential Savings Bank, a Pennsylvania-chartered, stock-form savings bank (the “Bank” or the “Employer”), and Salvatore Fratanduono (the “Executive”).

WHEREAS, the Executive is presently employed as Senior Vice President-Chief Lending Officer of the Bank;

WHEREAS, the Employer desires to be ensured of the Executive’s continued active participation in the business of the Employer; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.     Definitions.   The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)    Average Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average amount of Base Salary and cash bonus received by the Executive from the Employer or any subsidiary thereof (excluding any deferred amounts) during the most recent five calendar years immediately preceding the Date of Termination (or such shorter period as the Executive was employed).

(b)    Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)    Cause.  Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Employer or material breach of any provision of this Agreement.

(d)    Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that neither any second-step conversion and reorganization in which the MHC ceases to exist nor any increase in the ownership of the Corporation by the MHC shall be deemed to constitute a Change in Control.

(e)    Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)     Corporation.  “Corporation” shall mean Prudential Bancorp, Inc. of Pennsylvania, the “mid-tier” holding company for the Bank, or any successor thereto.

(g)    Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(h)    Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(i)    Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i)    any material breach of this Agreement by the Employer, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or

(ii)   any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive. If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(j)    MHC.  “MHC” shall mean Prudential Mutual Holding Company, the parent mutual holding company for the Corporation and the Bank.

2

(k)    Notice of Termination.  Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(l)    Retirement.    “Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to the Employer’s salaried employees.

2.     Term of Employment.

(a)    The Employer hereby employs the Executive as Senior Vice President-Chief Lending Officer, and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. Subject to the terms hereof, the term of this Agreement shall terminate on December 31, 2014. Beginning on December 31, 2013 and on each December 31st thereafter, the term of this Agreement shall be extended for a period of one additional year, provided that the Employer has not given notice to the Executive in writing at least 30 days prior to such day that the term of this Agreement shall not be extended further and/or the Executive has not given notice to the Employer of his election not to extend the term at least thirty (30) days prior to any such December 31st. If any party gives timely notice that the term will not be extended as of any such December 31st, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)    During the term of this Agreement, the Executive shall perform such executive services for the Employer as is consistent with his title of Senior Vice President-Chief Lending Officer and from time to time assigned to him by the Chairman, President and Chief Executive Officer or the Employer’s Board of Directors.

3.     Compensation and Benefits.

(a)    The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $150,626 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer.

(b)    During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

3

(c)    During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

4.     Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, automobile and traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor. Such reimbursement shall be made promptly by the Bank and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.     Termination.

(a)    The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)    In the event that (i) the Executive’s employment is terminated by the Employer for Cause, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)    In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)    In the event that before or after a Change in Control (i) the Executive’s employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall:

4

(A)    pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to one (1) times the Executive’s Average Annual Compensation;

(B)    maintain and provide for a period ending at the earlier of (i) one (1) year subsequent to the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health, dental and accident insurance, and disability insurance plans offered by the Employer in which the Executive was participating immediately prior to the Date of Termination; in each case subject to clauses (C) and (D) of this Section 5(d);

(C)    in the event that the continued participation of the Executive in any group insurance plan as provided in clause (B) of this Section 5(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 5(d)(B) any such group insurance plan is discontinued, then the Bank shall at its election either (A) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive until the one-year anniversary of his Date of Termination, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later);

(D)    any insurance premiums payable by the Bank pursuant to Section 5(d)(B) or (C) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and

(E)    pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Employer of providing benefits to the Executive for a period of twelve (12) months pursuant to any other employee benefit plans, programs or arrangements offered by the Employer in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option plans, restricted stock plans or retirement plans of the Employer or the Corporation), with the projected cost to the Employer to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs, and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

5

(e)    Notwithstanding any other provision contained in this Agreement, if the time period for making any cash payment under Section 5(d) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

6.     Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer and the Corporation, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.     Mitigation; Exclusivity of Benefits.

(a)    The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(B)(ii) above.

(b)    The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

8.     Withholding.  All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.     Assignability.  The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

6

10.     Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	President and Chief Executive Officer Prudential Savings Bank 1834 Oregon Avenue Philadelphia, Pennsylvania 19145

To the Executive:	Salvatore Fratanduono At the address last appearing on the personnel records of the Employer

11.     Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employer may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.     Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

13.     Nature of Obligations.  Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

14.     Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.     Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.     Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

7

17.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.     Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

19.     Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

20.     Entire Agreement.  This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[signature page follows]

8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:		PRUDENTIAL SAVINGS BANK

By:	/s/Regina Wilson	By:	/s/Thomas A. Vento
Name:	Regina Wilson		Thomas A. Vento
Title:	Vice President-Secretary		Chairman, President and Chief
Executive Officer

EXECUTIVE

		By:	/s/Salvatore Fratanduono
Salvatore Fratanduono

9